UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

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[  ] Definitive Proxy Statement Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 14a-12

GLOBIX CORPORATION

(Name of Registrant as Specified in its Charter)

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GLOBIX CORPORATION
139 Centre Street
New York, New York 10013

July ___, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Globix Corporation, to be held at 1:00 p.m., local time, on [__________, ___________], at the Globix Corporation headquarters at 139 Centre Street, New York, New York 10013.

The formal item on the agenda is the election of nine directors, the ratification of the appointment of Amper, Politziner & Mattia PC as Globix Corporation’s independent accountants for the fiscal year ending September 30, 2005 and the approval of a proposal to authorize, the additional issuance of shares of common stock of Globix Corporation as described in this proxy statement. The Proxy Statement provides information about each nominee, the appointment of accountants and the issuance of shares of common stock. We do not expect any other items of business to be raised.

We urge you to vote your shares promptly. As always, your vote is important, and we appreciate your interest in Globix Corporation.

Sincerely yours,

STEVEN G. SINGER
Chairman of the Board of Directors

GLOBIX CORPORATION
139 Centre Street
New York, New York 10013

NOTICE OF ANNUAL MEETING

July ____, 2005

Notice is hereby given that the 2005 Annual Meeting of the Stockholders of Globix Corporation, a Delaware corporation, will be held at our offices at 139 Centre Street, New York, New York 10013 on [_____________], 2005 at 1:00 p.m., local time, for purposes of:

1) electing nine directors;

2) ratifying the appointment of Amper, Politziner & Mattia PC as Globix’s independent accountants for the fiscal year ending September 30, 2005;

3) approving a proposal to authorize the issuance of additional shares of common stock of Globix Corporation as described in this Proxy Statement; and

4) acting upon such other matters as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

All Globix stockholders of record at the close of business on [_____________], 2005 are entitled to vote at the meeting.

All stockholders are invited to attend the meeting. To ensure your representation at the meeting, however, we urge you to vote your shares by mail at the earliest convenience, whether or not you expect to attend the meeting. In the event that you attend the meeting, you may vote in person even if you have returned a proxy. Your vote is important.

James C. Schroeder
Corporate Secretary

PROXY STATEMENT

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1
PROPOSAL ONE - ELECTION OF DIRECTORS	6
INFORMATION AS TO NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS	6
Our Board Of Directors	9
Committees of the Board of Directors	10
Directors’ Compensation	12
Other Executive Officers	12
REPORT OF THE AUDIT COMMITTEE	14
Information Regarding Independent Auditors	14
Advance Approval Policy	15
Changes in Independent Auditors	15
REPORT OF THE COMPENSATION COMMITTEE	18
Chief Executive Officer Compensation	19
Compensation Committee Interlocks and Insider Participation	19
EXECUTIVE COMPENSATION	20
Summary Compensation Table	20
Aggregated Option/SAR Exercises In Last Fiscal And Fiscal Year-End Option Values	21
Employment Agreements	22
STOCKHOLDER PERFORMANCE GRAPH	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
Section 16(a) Beneficial Ownership Reporting Compliance	27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27
PROPOSAL TWO - RATIFICATION OF THE APPOINTMENT OF AMPER, POLITZINER & MATTIA PC	29
PROPOSAL THREE - AUTHORIZATION OF THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK	30
OTHER MATTERS	35

Appendix A: Audit Committee Charter
Appendix B: Compensation Committee Charter
Appendix C: Nominating and Corporate Governance Committee Charter

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors to be used at the 2005 Annual Meeting of Stockholders of Globix Corporation (“Globix”). Copies of this proxy statement are being mailed to stockholders of record beginning on or about [________], 2005. A copy of the Globix Annual Report on Form 10-K for the year ended September 30, 2004, copies of Globix's Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004, and March 31, 2005 and a copy of Globix’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2005 as amended on Form 8-K/A filed on May 20, 2005 accompany this proxy statement.

The Annual Meeting will be held on [________, ________], 2005 at our principal executive offices located at 139 Centre Street, New York, New York 10013 at 1:00 p.m. for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

QUESTIONS AND ANSWERS

Q:	WHAT AM I VOTING ON?

A:
You are being asked by Globix to vote on the election of nine directors, five of whom, Peter K. Stevenson, Peter L. Herzig, Steven Lampe, Steven G. Singer and Raymond L. Steele, served on our Board last year and four of whom, Wayne Barr, Jr., José A. Cecin, Jr., Stephen E. Courter and John Forsgren, were appointed to the Board on March 7, 2005 pursuant to the terms of the merger agreement between Globix and NEON Communications, Inc. (“NEON”). For more information on each nominee, turn to “Information as to Nominees for Election to the Board of Directors” beginning on page 6.

You are also being asked to approve the appointment of Amper, Politziner & Mattia PC as Globix’s independent accountants for the fiscal year ending September 30, 2005. For more information on this appointment, please turn to “Ratification of the Appointment of Amper, Politziner & Mattia PC” beginning on page 29.

You are also being asked to vote on a proposal to authorize the issuance of additional shares of common stock in one or more transactions or series of transactions as described in this proxy statement. For more information on the issuance of these shares, please turn to “Approval of the Issuance of Additional Shares of Common Stock” beginning on page 31.

Q:	WHO IS ENTITLED TO VOTE?

A:
Each of the recordholders of outstanding shares of Globix common stock and each holder of Globix preferred stock at the close of business on [_____________], 2005 is entitled to one vote for each share they own. As of the record date, 48,449,009 shares of common stock were deemed issued and outstanding, although of these shares of common stock only 48,284,409 shares have been distributed. Each share of common stock is entitled to one vote on each matter which holders of shares of common stock are entitled to vote. The Globix preferred stock will be entitled to one vote per share and will vote with the holders of common stock as a single class with respect to any question or matter on which holders of common stock have a right to vote. As of the record date, there were 2,971,753 shares of Globix preferred stock outstanding.

The shares of Globix common stock outstanding before its bankruptcy in 2002 were cancelled on the effective date of our plan of reorganization (April 25, 2002) and do not have the right to vote. Holders of these shares may receive their pro rata share of the 164,600 shares being withheld following the resolution of the shareholder derivative suit described in “Item 3 - Legal Proceedings” in our Annual Report on Form 10-K, depending on the resolution of this suit.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•
You can vote by mail by signing and dating your proxy card, and mailing it in the enclosed prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted for the named nominees for election as directors, in favor of the ratification of the appointment of Amper, Politzner & Mattia PC as Globix’s independent accountants for the fiscal year ending September 30, 2005 and for the approval of the proposal to authorize the issuance of additional shares of common stock as described in this proxy statement.

•
You can vote in person at the Annual Meeting by delivering your completed proxy card in person at the Annual Meeting or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:
We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the proxy card is legally and properly brought before the Annual Meeting by a stockholder, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of Globix.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	The presence in person or by proxy at the Annual Meeting of the holders of one-third of the votes entitled to be cast at the Annual Meeting shall constitute a quorum.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A:	Directors are elected by a plurality of the votes, which means the nine nominees who receive the largest number of votes will be elected. There is no cumulative voting.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF AMPER, POLITZINER & MATTIA PC AS GLOBIX’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2005?

A:
The affirmative vote of a majority of those votes cast at the meeting is required to approve the ratification of Amper, Politziner & Mattia PC as Globix’s independent accountants for the fiscal year ending September 30, 2005.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSAL TO AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK.

A:	The affirmative vote of a majority of those votes cast at the meeting is required to approve the proposal to authorize the issuance of additional shares of common stock.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Mellon Investor Services LLC, our Transfer Agent, will count the votes. A representative from Mellon Investor Services LLC will act as inspector of elections.

Q:	HOW ARE VOTES COUNTED?

A:
In determining whether we have a quorum, we count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. However, abstentions and broker non-votes, as well as votes withheld, are not considered votes cast and will not be counted for or against a matter or nominee.

Q:	WHAT SHARES ARE COVERED BY MY PROXY CARD?

A:	You should have been provided a proxy card for each account in which you own shares of Globix common or preferred stock either:

•	directly in your name as the stockholder of record; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:
It means that you have multiple accounts in which you own shares of Globix common or preferred stock. Please vote all proxy cards you receive to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is Mellon Investor Services LLC. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to Mellon Investor Services LLC at 1-800-370-1163 or contacting them on the internet at www.melloninvestor.com.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	signing another proxy with a later date; or

•	voting again at the meeting.

Q:	WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS DUE?

A:	You may submit proposals for consideration at the 2006 annual meeting, including director nominations, in accordance with the following:

•
All stockholders who wish to include a proposal in our Proxy Statement for the Annual Meeting in 2006 must provide notice to our Corporate Secretary by certified mail - return receipt requested to Corporate Secretary, Globix Corporation, 139 Centre Street, New York, New York 10013 a reasonable amount of time before the Company prints and mails its Proxy Statement for the 2006 Annual Meeting. The notice must satisfy the requirements for stockholder proposals under the federal securities laws.

•
All stockholders who wish to present a matter at the 2006 Annual Meeting, but not include such matter in the Proxy Statement, must provide notice to the Corporate Secretary in accordance with the bylaws of Globix.

•
All stockholders who wish to make a director nomination at our 2006 Annual Meeting must provide notice to our Corporate Secretary by certified mail - return receipt requested to Corporate Secretary, Globix Corporation, 139 Centre Street, New York, New York 10013 no later than [                     ] and no earlier than [                     ]. However, if the 2006 Annual Meeting does not occur between [                      ] and [                      ], the notice must be received not later than the close of business on the tenth day following the day on which notice of the Annual Meeting is made or the date that the Annual Meeting is publicly announced, whichever occurs first. The notice must set forth the stockholder's name and address as they appear on Globix’s books and the class and number of shares of Globix common or preferred stock which are beneficially owned by such stockholder. Additionally, the notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named as a nominee and to serving as a director if elected).

•
You may contact the Globix Corporate Secretary at Globix’s corporate headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Q:	WHO PAYS THE COST OF SOLICITING THE PROXIES REQUESTED?

A:
We will pay the expenses of soliciting proxies for the 2005 Annual Meeting, including the costs of preparing, printing and mailing this Proxy Statement, and payments to brokerage firms, banks and others for forwarding solicitation materials to indirect owners of shares of Globix common or preferred stock. In addition to use of the mail, proxies may be solicited personally or by telephone by present and former officers, directors and other employees of Globix without additional compensation, as well as by employees of Mellon Investor Services LLC, our vote tabulator.

Q:	WHERE CAN I GET A COPY OF THE GLOBIX ANNUAL REPORT?

A:
If you were a stockholder of record on [_____________], 2005, you should have received a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2004 either with this Proxy Statement or prior to its receipt. If you have not received the Annual Report on Form 10-K, please write to the Corporate Secretary at the address below or call Globix at (212) 334-8500 and a copy will be sent to you. Requests for copies of the Annual Report on Form 10-K should be sent to: Corporate Secretary, Globix Corporation, 139 Centre Street, New York, New York 10013. The Annual Report on Form 10-K is also available on our Internet Web Site at http://www.globix.com/about/ir.php.

PROPOSAL ONE – ELECTION OF DIRECTORS

The number of directors on our Board of Directors is nine. All directors of Globix serve for a term of one year. All of the nominees are currently serving as directors. The Board has no reason to believe that any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, the shares of Globix common and preferred stock properly represented by valid proxies will be voted for the election of a substitute nominee recommended by the Board.

Information as to Nominees for Election to the Board of Directors

The name and age of each nominee for election as director and his present position with Globix are included below:

Name	Age	Position
Peter K. Stevenson	45	President, Chief Executive Officer and Director
Wayne Barr, Jr.	41	Director
José A. Cecin, Jr.	41	Director
Stephen E. Courter	50	Director
John Forsgren	58	Director
Peter L. Herzig	42	Vice Chairman of the Board of Directors
Steven Lampe	46	Director
Steven G. Singer	44	Chairman of the Board of Directors
Raymond L. Steele	70	Director

Peter K. Stevenson joined Globix as president and chief executive officer in April 2002 and also serves as a member of our Board of Directors. Mr. Stevenson has over 22 years of experience in the communications industry. Prior to joining Globix, Mr. Stevenson was a senior consultant to Communication Technology Advisors LLC, from January 2002 through April 2002, a restructuring boutique focusing on distressed telecommunications companies through the provision of strategic planning advice, restructuring assistance and overall business advice. Communication Technology Advisors LLC currently provides Globix with various business advisory services. Mr. Stevenson is a founder of Net One Group, Inc., a northern Virginia based telecom investment and management company focused on developing and operating next generation broadband services networks. From January 2001 to January 2002, Mr. Stevenson served as a strategic advisor to the board of directors of Net Uno, one of the largest cable television, CLEC and ISP carriers in Venezuela. From January 1998 to December 2000, Mr. Stevenson was a corporate officer of Net Uno and president and chief operating officer of Net Uno’s Data and Telephone Group. From February 1996 to June 1998, Mr. Stevenson was partner in, and vice president for, Wave International, an international telecommunications investment and management firm focused on developing companies in international markets. Mr. Stevenson graduated with a Bachelor of Science degree from Saint Francis University in Loretto, Pennsylvania.

Wayne Barr, Jr. became a director of Globix upon the effectiveness of the merger with NEON. Mr. Barr was a founding member and Senior Managing Director of Capital & Technology Advisors LLC ("C&TA") and Communication Technology Advisors LLC ("CTA"), financial and operational restructuring firms with offices in Albany, New York and Reston, Virginia. On July 1, 2005, C&TA and CTA were acquired by Tejas Inc., a publicly traded financial services holding company, and Mr. Barr became President and Chief Executive Officer of Capital Technology Advisors Inc., a wholly owned subsidiary of Tejas Inc. Mr. Barr is also a founding member of TechOne Capital Group LLC, a private investment firm based in Albany, New York. Prior to starting these firms, Mr. Barr was the Associate General Counsel of CAI Wireless Systems, Inc., a wireless spectrum company located in Albany, New York, which was sold to MCI WorldCom in 1999. Mr. Barr began his career as an attorney in private practice in New York City and in Albany. He received his J.D. degree from Albany Law School of Union University and is a member of the New York State Bar. Mr. Barr has served as a member of the board of directors of NEON since December 2002 and is a member of the board of directors of Evident Technologies, Inc. and a member of the Board of Trustees of the New York Racing Association, Inc.

José A. Cecin, Jr. became a director of Globix upon the effectiveness of the merger with NEON. Mr. Cecin is a Managing Director of BB&T Capital Markets, a leading middle-market investment bank, and directs the firm’s telecommunications practice. He is also active in the firm’s defense and aerospace practice. Mr. Cecin has over twenty years of management experience and has had a strong focus on telecommunications, financing and corporate development over the last fifteen years. Prior to joining BB&T Capital Markets, Mr. Cecin was one of two founders of Cambrian Communications, a telecommunications service provider, where he served as chief operating officer and a director. On September 20, 2002, Cambrian Communications LLC filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Eastern District of Virginia. Prior to founding Cambrian in 1999, Mr. Cecin was on the founding team of Wave International, a telecommunications management company focused on infrastructure opportunities in developing markets. Prior to Wave International, Mr. Cecin served as Managing Director of Corporate Development at Bell Atlantic Corporation (now Verizon). Mr. Cecin has served on the board of directors and board of advisors of several private companies. Mr. Cecin earned a BS degree in Electrical Engineering from the United States Military Academy at West Point and an MBA from Stanford University.

Stephen E. Courter became a director of Globix upon the effectiveness of the merger with NEON. Mr. Courter, who was NEON’s chairman of the board of directors, president and chief executive officer until the merger with Globix, joined NEON in December 2000. Mr. Courter held the positions of chairman of the board of directors, president and chief executive officer with NEON when the company filed for bankruptcy in June, 2002. Prior to joining NEON, Mr. Courter was managing director and chief executive officer of Energis N.V., a facilities-based network service provider in Holland from June 1998 to December 2000. From December, 1995 to June, 1998, Mr. Courter was vice president of finance and assistant general manager of GlobalOne, a joint venture between Sprint, Deutsche Telecom and France Telecom. Prior to joining GlobalOne, from August, 1987 to November, 1995, he served in various positions of increasing responsibility at Sprint International. Earlier in his career, Mr. Courter worked for IBM Corporation and KPMG Peat Marwick LLP.

John H. Forsgren became a director of Globix upon the effectiveness of the merger with NEON. Mr. Forsgren has served as one of NEON’s directors since May 1998 and as NEON’s interim chief executive officer from August 2000 to December 2000. Mr. Forsgren served as vice chairman, executive vice president and chief financial officer of Northeast Utilities and various subsidiaries from 1996 to January 1, 2005. From December 1994 to January 1996, he served as a managing director of Chase Manhattan Bank. Prior to that, Mr. Forsgren served as Senior Vice President of the Walt Disney Company. He received his Bachelor of Arts degree in Economics from Georgetown University and a Masters in Business Administration degree from Columbia University.

Peter L. Herzig has served as vice chairman of our Board of Directors since May 2002. From August 2001 through April 2002, Mr. Herzig served as our chief executive officer. Mr. Herzig joined Globix in October 2000, served as chief operating officer from March 2001 through August 2001 and served as senior vice president and chief operating officer-Application Services Group from October 2000 through March 2001. Prior to joining Globix, Mr. Herzig served as executive vice president and chief financial officer at iWon.com from March 2000 to October 2000, where his responsibilities included managing iWon’s relationship with Globix. Prior to joining iWon.com, Mr. Herzig was a senior managing director and head of global capital markets services for Bear, Stearns & Co. Inc. from February 1998 through March 2000, where he provided strategic capital-structure advisory services to a broad spectrum of domestic and international clients, including many new media technology companies experiencing growth with the expansion of the Internet. Prior to Bear Stearns, Mr. Herzig worked at Goldman Sachs & Co. from July 1989 through February 1998. Mr. Herzig has a Bachelor of Arts degree from Dartmouth College and a Masters in Business Administration degree from Columbia University.

Steven Lampe has been a director of Globix since April 2002. Mr. Lampe is a managing member of Lampe, Conway & Co. LLC, an investment management company which he co-founded in June 1999. Prior to his work at Lampe, Conway, Mr. Lampe managed Lone Star Securities Fund, a distressed investment fund, from June 1997 through June 1999. Prior to his employment with Lone Star, Mr. Lampe worked at Smith Management, a private investment company, from February 1988 through June 1997. Mr. Lampe has a Bachelor of Arts degree from Middlebury College and a Masters in Business Administration degree from Harvard University.

Steven G. Singer has been a director of Globix since April 2002. Effective December 15, 2002, Mr. Singer became chairman of our Board of Directors. Mr. Singer is the chairman and chief executive officer of American Banknote Corporation, a publicly-traded corporation and 200 year-old global security printer of documents of inherent value, including currency, passports, credit cards, stock and bond certificates, and related products and services. On January 19, 2005 American Banknote Corporation filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Mr. Singer also serves as the non-executive chairman of the board of Motient Corporation, a publicly traded corporation, and as the Chapter 7 Trustee of American Pad & Paper Company. From 1993 through November 2000, Mr. Singer was the executive vice president and chief operating officer of Romulus Holdings, Inc., a family-owned investment vehicle, and, from 1994 through the present, has served as the chairman of Pure 1 Systems, a manufacturer and distributor of water treatment products. Mr. Singer has a Bachelor of Arts degree, summa cum laude, from the University of Pennsylvania and a Juris Doctor degree from the Harvard Law School.

Raymond L. Steele has been a director of Globix since June 2003. Mr. Steele, a Chartered Financial Analyst, is a retired Investment Banker. In addition to our company, Mr. Steele is a member of the board of directors of American Banknote Corporation, Motient Corporation, Dan River Incorporated, Dynabazaar Incorporated and Horizon Offshore Incorporation. From August 1997 until October 2000, Mr. Steele served as a board member of Video Services Corporation. Prior to his retirement, Mr. Steele held various senior positions such as executive vice president of Pacholder Associates, Inc. (from August 1990 until September 1993), executive advisor at the Nickert Group (from 1989 through 1990), and vice president, trust officer and chief investment officer of the Provident Bank (from 1984 through 1988). He also served as Chairman of the Board and CEO of Webcraft Technologies. Mr. Steele also previously served as a director of Emerson Radio Corporation, Orion Motion Pictures Incorporation, Video Services Corporation, Modernfold Incorporated, ICH Incorporated, GFTA, Pharmhouse Incorporated and Dual Star Incorporated.

The Board of Directors unanimously recommends
that you vote FOR the director nominees listed above.

Our Board of Directors

The number of our Board of Directors is nine. Our directors are elected at each annual stockholders' meeting, and serve until the next annual stockholders' meeting and the election and qualification of their respective successors. Messrs. Barr, Cecin, Courter and Forsgren were appointed to our Board of Directors in accordance with the terms of the NEON Communications, Inc. merger agreement. The Board of Directors met 12 times in fiscal year 2004.

Stockholders may communicate with any of our directors by writing to them c/o Globix Corporation, 139 Centre Street, New York, New York 10013.

Committees of the Board of Directors

Our bylaws provide that our Board of Directors may create, by the affirmative vote of at least a majority of the directors then in office, an executive committee and any other committees which our Board of Directors deems necessary or desirable to create. Our Board of Directors has the following committees:

Name of Committee and Members	Functions of the Committee	Number of Meetings in fiscal 2004
AUDIT: Raymond L. Steele, Chairman Peter L. Herzig John H. Forsgren
This committee is comprised entirely of non-employee directors and its responsibilities include:
• appointing, determining funding for, overseeing and
replacing our independent auditors;
• monitoring the independence and performance of our
independent auditors;
• preapproving all audit and permitted non-audit services
performed by the independent auditors;
• reviewing our annual and quarterly financial statements;
• monitoring our accounting and financial reporting process
and systems of internal control;
• overseeing and providing direction on our conduct of its
business and compliance with its ethical and legal
responsibilities;
• overseeing our internal audit function; and
• facilitating open communication among the Board, senior
management, internal audit and the independent auditors.
5

Audit Committee Financial Expert

The Audit Committee is composed of three directors, all of whom have been determined by the Board of Directors to be “independent” as defined by the listing standards of the American Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission, except Mr. Herzig who would not be deemed independent under the listing standards of the American Stock Exchange because he served as our Chief Executive Officer from August 2001 through April 2002. The Board of Directors has determined that Mr. Herzig’s membership on the Audit Committee is required by the best interests of the Company and its shareholders. Mr. Herzig will be deemed independent under the listing standards of the American Stock Exchange as of May 2005. All three members of the Audit Committee have been determined by the Board of Directors to be “financial experts” as defined by the Securities and Exchange Commission. The Audit committee operates under a written charter adopted by the Board of Directors. This charter was amended and restated on December 16, 2004. A copy of the charter is included as Appendix A to this Proxy Statement.

Name of Committee and Members	Functions of the Committee	Number of Meetings in fiscal 2004
COMPENSATION: José A. Cecin, Jr. Peter Herzig Steven Lampe	This committee is comprised entirely of non-employee directors and its responsibilities include: • overseeing the compensation and benefits of employees; and • establishing executive compensation.	2

The Compensation Committee is composed of three directors, all of whom have been determined by the Board of Directors to be “independent” under the standards of the American Stock Exchange. A Compensation Committee charter was adopted by the Board of Directors on December 16, 2004. A copy of the charter is included as Appendix B to this Proxy Statement.

Name of Committee and Members	Functions of the Committee	Number of Meetings in fiscal 2004
NOMINATING AND CORPORATE GOVERNANCE: Peter Herzig John H. Forsgren Steven Lampe	This committee is comprised entirely of non-employee directors and its responsibilities include: • establishing criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board; • making recommendations regarding proposals and nominees for directors submitted by shareholders of Globix; and • making recommendations to the Board regarding corporate governance matters and practices.	1

The Nominating and Corporate Governance Committee is composed of three directors, all of whom have been determined by the Board of Directors to be “independent” under the standards of the American Stock Exchange. A Nominating and Corporate Governance Committee charter was adopted by the Board of Directors on December 16, 2004. A copy of the charter is included as Appendix C to this Proxy Statement.

The Nominating and Corporate Governance Committee has responsibility for nominating directors of Globix. Peter Herzig, Steven Lampe and Raymond L. Steele were named to this committee. The Nominating and Corporate Governance Committee will give consideration to director candidates recommended by security holders in accordance with the procedures described in the Questions and Answers section of this Proxy Statement. The Nominating and Corporate Governance Committee does not have a specific process for identifying and evaluating nominees for director, but when considering nominations for membership on our Board of Directors, the Nominating and Corporate Governance Committee seeks to identify persons who have the highest capabilities, judgment and ethical standards and who have an understanding of our business.

All of our directors attended over 75 percent of all meetings of the Board of Directors and Committees on which they served during fiscal year 2004. Directors are generally expected to attend our annual meeting of stockholders. Two directors attended last year’s annual meeting of stockholders.

Directors’ Compensation

Under our compensation program for directors, our directors are entitled to receive:

•	$2,000 per month for directors and $4,000 per month for the Chairman;

•	an additional $250 per month for service on the Compensation Committee of our Board of Directors (or $500 per month for the Chairman of the Compensation Committee);

•	an additional $500 per month for service on the Audit Committee of our Board of Directors (or $1,000 per month for the Chairman of the Audit Committee); and

•	an additional $1,000 for each Board of Directors or committee meeting in excess of four per year.

Other Executive Officers

Name	Age	Position
Philip J. Cheek	39	Managing and Finance Director of Globix U.K. Ltd.
Robert M. Dennerlein	45	Vice President and Chief Financial Officer
James C. Schroeder	57	Vice President and General Counsel

Philip J. Cheek joined Globix’s United Kingdom subsidiary, Globix Ltd., in July 2000 as European finance director. Mr. Cheek was subsequently appointed to the additional position of managing director of Globix Ltd. on July 12, 2001. He currently serves on the Globix Ltd. United Kingdom board of directors. Prior to his joining Globix Ltd., Mr. Cheek served in various financial positions with Fritz Companies, an international freight company (now part of UPS) from April 1996 through July 2000. Mr. Cheek graduated as a qualified ACCA in 1992 with a professional training practice at Maxwells Chartered Accountants.

Robert M. Dennerlein joined Globix in January 2003 as vice president and corporate controller and became our chief financial officer on May 12, 2003. Prior to joining Globix, from August 2001 until January 2003, Mr. Dennerlein served as vice president and controller for OpNext, a global optical components joint venture created by a spinoff from Hitachi and a venture capital investment by Clarity Partners. From July 1999 until August 2001, Mr. Dennerlein served as the director of accounting and external reporting for Agere Systems (formerly the Microelectronics division of Lucent Technologies). From June 1992 until July 1999, Mr. Dennerlein held various management positions at International Specialty Products, a global specialty chemicals manufacturer. He served as senior director, ISP Financial Services from July 1997 until July 1999 and prior to that controller, ISP International Operations from May 1995 until July 1997. Mr. Dennerlein is a Certified Public Accountant and received a Masters in International Business degree from Seton Hall University. He also holds a Bachelor of Science in Accounting from Seton Hall University.

James C. Schroeder joined Globix in February 2000 as Deputy General Counsel. In December 2003 he was promoted to General Counsel and is responsible for overseeing all of Globix’s legal activities including real estate and sales contracts. Prior to joining Globix, Mr. Schroeder was in private practice. Earlier in his career Mr. Schroeder served as in-house counsel for Philips Electronics NA and McKesson, Inc. Mr. Schroeder holds a BA from the University of Southern California. He received his JD from Pepperdine University and his LLM from New York University.

REPORT OF THE AUDIT COMMITTEE

The following shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing of Globix under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for our internal controls, financial reporting process and compliance with laws, and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee monitors and oversees these processes.

The Audit Committee has reviewed and discussed the audited financial statements of Globix for the fiscal year ended September 30, 2004 with management, with the internal auditor and with Amper, Politziner & Mattia, P.C. (“Amper”), our independent auditors for the year ended September 30, 2004. In addition, the Committee has held discussions with Amper covering the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee has also received the written disclosures and the letter from Amper required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has held discussions with Amper regarding that firm’s independence.

Based on the Audit Committee’s reviews and discussions with management and the independent auditors as discussed above, the Audit Committee recommended that the Board of Directors include the audited financial statements of Globix in our Annual Report on Form 10-K for the fiscal year ended September 30, 2004 for filing with the Securities and Exchange Commission.

This report is furnished by the members of the Audit Committee.

Raymond L. Steele, Chairman
Peter L. Herzig
John H. Forsgren

Information Regarding Independent Auditors

The following is a description of fees paid to Globix’s independent auditor, Amper, Politziner & Mattia, P.C. (“Amper”) or scheduled to be paid under an engagement agreement for services in fiscal years 2003 and 2004. The final amounts actually paid for the fiscal year 2004 audit may differ by an immaterial amount based on the final hourly billing by Amper.

	Fiscal Year 2003		Fiscal Year 2004
Audit Fees	$212,165		$222,337
Audit Related Fees	$0		$162,440	(1)
Tax Fees	$0		$10,630
All Other Fees	$26,775	(2)	$26,079	(3)
Total Fees	$238,940		$421,487

(1)
Audit-related fees consisted of audit-related services in connection with the registration statements on Form S-4 initially filed with the SEC on October 12, 2004 and Form S-1 filed with the SEC on March 23, 2004.

(2)
All other fees consisted of audit-related services in connection with the 401(k) profit-sharing plan we maintain for our employees. The Audit Committee has considered whether the provision of these services is compatible with maintaining Amper's independence.

(3)	All other fees consisted of audit-related services in connection with the SAS-70 certification.

Advance Approval Policy

In accordance with the procedures set forth in its charter, the Audit Committee approves in advance all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for Globix by its independent auditors. Such approval may be accomplished by approving the terms of the engagement prior to the engagement of the independent auditors with respect to such services or by establishing detailed advance-approval policies and procedures to govern such engagement. All of the fees and services described above were subject to advance approval.

The Audit Committee has approved the engagement of Amper to serve as our independent auditors for the fiscal year ending September 30, 2005.

Representatives of Amper will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Changes in Independent Auditors

On July 31, 2002, we engaged PricewaterhouseCoopers LLP (“PWC”) as our independent auditors and dismissed Arthur Andersen LLP, which had previously served as our independent auditors. The Board of Directors and Audit Committee participated in and approved the decision to change independent auditors. The audit reports of Arthur Andersen on the consolidated financial statements of Globix and its subsidiaries as of and for the fiscal years ended September 30, 2000 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles. The audit report for the year ended September 30, 2001 contained a going concern modification. During the fiscal years ended September 30, 2000 and 2001, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

PWC served as our independent auditors from July 31, 2002 through September 12, 2003. At a meeting held on September 12, 2003, our Audit Committee recommended and approved a change in our independent auditors. Accordingly, we dismissed PWC as our independent auditors on September 12, 2003.

PWC’s reports on our financial statements for the seven-month period ended April 30, 2002 and as of and for the five-month period ended September 30, 2002 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

From the date of PWC’s engagement on July 31, 2002 through September 12, 2003, there have been no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused PWC to make reference thereto in its report on the financial statements for such periods.

From the date of PWC’s engagement on July 31, 2002 through September 12, 2003, there have been no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that on August 13, 2003 PWC provided us with a management letter reporting to us the following:

Since our emergence from bankruptcy in April 2002, we have had to face many challenging and complex accounting and financial reporting issues, including fresh start accounting, restructuring and the restatement of amounts in our financial statements for the quarter ended March 31, 2002. In addition, we have experienced significant turnover in our financial reporting staff, as well as limited management resources. We fell behind in our periodic reporting to the Securities and Exchange Commission for the year ended September 30, 2002, and experienced difficulty in catching up with our filing obligations for the year ended September 30, 2002 while fulfilling our responsibilities for the year ended September 30, 2003. PWC reported that the combined effect of these challenges had stressed the capabilities of our accounting staff and created material weaknesses within our accounting and reporting controls. The management letter indicated that the shortage of qualified accounting personnel had required PWC to perform significantly more work in connection with the audit of our financial statements for the seven-month period ended April 30, 2002 and the five-month period ended September 30, 2002. The management letter recommended hiring at least two additional senior financial staff members, one of whom would be required to be the controller.

We agreed with these findings and recommendations and as such, the management letter noted that we had hired a controller who began work on July 15, 2003. In addition, in order to resolve the problems described above, we hired a new Senior Accountant in May 2003, a new Manager of External Reporting in October 2003 and a new Senior Accountant in November 2003. In addition, we have committed to returning to a normal recurring closing timetable that includes formal management reviews and a monthly financial reporting package. Finally, by completing our fiscal 2002 reporting, we have significantly reduced the burden on our internal accounting staff.

At its meeting on September 12, 2003, our Audit Committee recommended and approved the engagement of Amper as our independent auditors. Accordingly, we engaged Amper as our independent auditors, effective September 12, 2003. During the two most recent fiscal years and through September 12, 2003, we have not consulted with Amper regarding any matter that would require reporting under Item 304(a)(2) of Regulation S-K.

REPORT OF THE COMPENSATION COMMITTEE

 To our Stockholders:

The following shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing of Globix under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The duties of the Compensation Committee include approval of salary and other compensation arrangements for our executive officers. No member of the Compensation Committee is a current or former officer or employee of Globix.

Globix has established a compensation philosophy around the principle of having compensation reflect and reinforce our strategic and operational goals and enhance long-term stockholder value. Our philosophy is to:

•	Set compensation levels to attract, retain, reward and motivate executive officers and employees;

•	Align compensation with business objectives and performance and with the interests of the stockholders;

•	Position compensation to reflect the individual’s performance as well as the level of responsibility, skill and strategic value of the employee; and

•	Recognize the evolving organizational structure of Globix and directly motivate executives to accomplish results within their spheres of influence as well as foster a company-wide team spirit.

Globix attempts to target its compensation programs to provide compensation opportunities that are perceived by its officers and employees to justify continued service to Globix.

Compensation decisions for the fiscal year ended September 30, 2004 were based on the following considerations:

•	Existing contractual compensation arrangements with the senior executive officers;

•	Compensation opportunities perceived to be necessary to retain executive officers;

•	The importance of the executives to our current and future success;

•	The significance of the executive’s compensation cost relative to its impact on our financial success over the next few years; and

•	The maintenance, where practical, of internal compensation relationships that provide rationale and flexibility in organizational staffing.

Stock options granted to executive officers during fiscal 2004 will vest in part based on the substantial achievement by Globix (as determined by the Compensation Committee) of certain components (revenues, cash and earnings before interest, taxes, depreciation and amortization) of the Globix operating plan in fiscal 2004, 2005 and 2006.

Chief Executive Officer Compensation

Effective April 15, 2002, we entered into an employment agreement with Peter K. Stevenson for his services as our President and Chief Executive Officer. The original term of the agreement extended until July 31, 2003. As of August 1, 2003, the agreement was amended to extend the term until July 31, 2004, subject to extension for successive six month periods with the mutual consent of Globix and Mr. Stevenson, and to make certain other changes in Mr. Stevenson’s compensation and severance arrangements. Under the amended agreement, Mr. Stevenson's base salary is $308,000 per year. Mr. Stevenson is also eligible for an annual bonus in an amount up to 50 percent of his base salary, payable at the discretion of the Compensation Committee, if he achieves the targets (objective and subjective) to be established by the Compensation Committee. In addition, under the terms of Mr. Stevenson's employment agreement we agreed to grant to Mr. Stevenson options to acquire 548,667 shares of our common stock, or 3% of the outstanding shares of our common stock on a fully diluted basis. One hundred percent of these options have vested. Fifty percent have vested based on the passage of time. The remaining 50 percent have vested based on the determination by the Compensation Committee that Globix had substantially achieved the performance targets specified in Mr. Stevenson's original employment agreement. The Committee believes that these bonus and option grants have provided and will provide appropriate incentives for Mr. Stevenson to work for long-term growth and stock performance.

This report is furnished by the members of the Compensation Committee.

Steven G. Singer, Committee Chair
John H. Forsgren
Steven Lampe

Compensation Committee Interlocks and Insider Participation

Mr. Singer, the Chairman of Globix’s Board of Directors and a member of the compensation committee of the board of directors until March 14, 2005, was paid a success fee by Globix in the amount of $169,000 in connection with the sale by Globix of the property located at 415 Greenwich Street, New York, New York in January 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth the total compensation for the fiscal years ended September 30, 2004, September 30, 2003 and September 30, 2002 for Globix’s Chief Executive Officer, Globix’s four other most highly compensated executive officers during the fiscal year ended September 30, 2004 who held office as of September 30, 2004.

Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Other Annual Compen- sation($)	Securities Underlying Options/ SARs (#)	All Other Compen- sation
Peter K. Stevenson (1) President and Chief Executive Officer	2004 2003 2002	308,000 284,684 127,333	284,250 150,000 75,000	--- 79,105(4) 50,000(5)	--- 548,667(3) ---	--- --- 1,459(6)

Robert M. Dennerlein (7) Chief Financial Officer	2004 2003	176,250 108,077	69,050 42,916	--- ---	--- 100,000	--- ---

H. Jameson Holcombe (8) Senior Vice President of Operations, Corporate Secretary and Chief Technology Officer	2004 2003 2002	185,000 170,000 34,375	65,807 53,125 ---	--- 79,623(9) 27,621(10)	--- 106,582 ---	--- --- ---

John D. McCarthy (11) Senior Vice President, Corporate Development	2004 2003 2002	190,000 190,000 190,000	70,807 62,938 27,000	--- --- ---	--- 146,316 100,000(12)	--- --- ---

Philip J. Cheek (13) Managing and Finance Director, Globix U.K. Ltd.	2004 2003 2002	197,134 178,333 119,662	25,287 41,625 18,097	3,584(14) 3,213(16) 2,955(17)	--- 30,000 ---	19,893(15) 17,833(15) 11,966(15)

(1)	Mr. Stevenson became our President and Chief Executive Officer on April 15, 2002.

(2)
Amounts shown include a special one-time bonus paid in April 2004 occasioned by the successful completion of the sale of the property at 415 Greenwich Street in New York, New York in the amount of $168,750 for Mr. Stevenson, $13,000 for Messrs. Dennerlein and Holcombe and $18,000 for Mr. McCarthy.

(3)
Pursuant to Mr. Stevenson’s employment agreement dated as of April 15, 2002, we agreed to grant to Mr. Stevenson options to acquire 548,667 shares of our common stock, which options were granted to Mr. Stevenson on March 14, 2003 pursuant to our 2003 Stock Option Plan.

(4)
Represents the amount that we reimbursed Mr. Stevenson for his housing and travel costs in the fiscal year ended September 30, 2003, including amounts reimbursed for taxes associated with these payments, as his permanent residence is located outside of the New York area.

(5)	Represents the amount that we reimbursed Mr. Stevenson for his housing and travel costs in the fiscal year ended September 30, 2002, as his permanent residence is located outside of the New York area.

(6)	Represents the amount of premiums for life insurance benefits for Mr. Stevenson paid by Globix in the five month period ended September 30, 2002.

(7)	Mr. Dennerlein became our Chief Financial Officer on May 12, 2003. He joined Globix in January 2003.

(8)	Mr. Holcombe served as Senior Vice President of Operations and our Chief Technology Officer until his resignation effective July 1, 2005. He joined Globix in July 2002.

(9)
Represents the amount that we reimbursed Mr. Holcombe for his housing and travel costs in the fiscal year ended September 30, 2003, including amounts reimbursed for taxes associated with these payments, as his permanent residence is located outside of the New York area.

(10)	Represents the amount that we reimbursed Mr. Holcombe for his housing and travel costs in the fiscal year ended September 30, 2002, as his permanent residence is located outside of the New York area.

(11)	Mr. McCarthy served as our Senior Vice President, Corporate Development from September 2002 until his resignation effective as of April 28, 2005. He joined Globix on March 5, 2001.

(12)	These options were granted prior to the effective date of our plan of reorganization and were cancelled on the effective date of the plan of reorganization.

(13)	Mr. Cheek joined our U.K. subsidiary, Globix Ltd., in July 2000. He was appointed Managing and Finance Director of Globix Ltd. on July 12, 2001.

(14)	Represents the amount that we reimbursed Mr. Cheek for his travel costs in the fiscal year ended September 30, 2004, as his permanent residence is located outside of the London area.

(15)	Represents the amount contributed by Globix Ltd. to its profit sharing plan.

(16)	Represents the amount that we reimbursed Mr. Cheek for his travel costs in the fiscal year ended September 30, 2003, as his permanent residence is located outside of the London area.

(17)	Represents the amount that we reimbursed Mr. Cheek for his travel costs in the fiscal year ended September 30, 2002, as his permanent residence is located outside of the London area.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table

The following table presents information concerning exercise of options by the officers included in the Summary Compensation Table during the fiscal year ended September 30, 2004.

	Number of Shares Acquired on	Value Realized (Market Price at Exercise Less Exercise	Exercise Price	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options/SARS at Fiscal Year End(1)
Name	Exercise	Price)	($/Share)	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter K. Stevenson	---	---	3.04	548,667	---	$ 115,220	$ ---
Robert M. Dennerlein	---	---	3.04	50,000	50,000	10,500	10,500
H. Jameson Holcombe	---	---	3.04	53,291	53,291	11,191	11,191
John D. McCarthy	---	---	3.04	73,158	73,158	15,363	15,363
Philip J. Cheek	---	---	3.04	15,000	15,000	3,150	3,150

(1)	Based on a sales price of $3.25 per share of our common stock on the OTC Bulletin Board on September 30, 2004.

Employment Agreements

Peter K. Stevenson. Effective April 15, 2002, we entered into an employment agreement with Peter K. Stevenson for his services as our President and Chief Executive Officer. The original term of the agreement extended until July 31, 2003. As of August 1, 2003, the agreement was amended to extend the term until July 31, 2004, subject to extension for successive six month periods with the mutual consent of Globix and Mr. Stevenson, and to make certain other changes in Mr. Stevenson’s compensation and severance arrangements. Under the amended agreement, Mr. Stevenson's base salary is $308,000 per year. Mr. Stevenson is also eligible for an annual bonus in an amount up to 50 percent of his base salary, payable at the discretion of the Compensation Committee, if he achieves the targets (objective and subjective) established by the Compensation Committee. In addition, under the terms of Mr. Stevenson's employment agreement we agreed to grant to Mr. Stevenson options to acquire 548,667 shares of our common stock, or 3 percent of the outstanding shares of our common stock on a fully diluted basis. One hundred percent of these options have vested. Fifty percent have vested based on the passage of time. The remaining 50 percent have vested based on the achievement of performance targets as described in the the Compensation Committee report on page 18. Under his employment agreement, Mr. Stevenson is also entitled to reimbursement for certain travel expenses between his home in Virginia and our offices in New York City, and for the expense of maintaining an office in Virginia.

Mr. Stevenson's employment agreement provides that in the event that we terminate his employment with Globix for any reason other than cause, or if Mr. Stevenson terminates his employment with our Company for good reason, then Mr. Stevenson is entitled to twelve months' salary.

H. Jameson Holcombe. In connection with Mr. Holcombe's resignation, we entered into an agreement, to be effective as of July 1, 2005, to continue Mr. Holcombe's salary through November 30, 2005.

John D. McCarthy. In connection with Mr. McCarthy’s resignation, we entered into an agreement, to be effective as of April 28, 2005, to continue Mr. McCarthy’s salary through August 31, 2005.

STOCKHOLDER PERFORMANCE GRAPH

The graph depicted below shows the total shareholder returns for our common stock as compared against the NASDAQ market index and the Media General Internet Software and Service Index. To our knowledge, our common stock did not trade from April 25, 2002, the effective date of our plan of reorganization, until October 31, 2002.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the accompanying notes set forth certain information, as of [June 29, 2005] (except as set forth below), concerning the beneficial ownership of our common stock by: (1) each person who is known by us to beneficially own more than five percent of our common stock, (2) each director of Globix, (3) each officer named in the Summary Compensation Table and (4) all directors and executive officers as a group. The beneficial ownership of our preferred stock, where applicable, is set forth in the accompanying notes to this table.

Name and Address of Beneficial Owner	Number	Percentage(1)
MacKay Shields LLC(2) c/o MacKay Shields Financial Corp. 9 West 57th Street New York, NY 10019	12,898,614	25.86%

LC Capital Master Fund Ltd.(3) (4) Lampe Conway & Co. LLC 730 Fifth Avenue, Ste. 1002 New York, NY 10019	5,373,141	10.98

Loeb Partners Corp. (5) 61 Broadway New York, NY 10006	3,843,470	7.91

Mode 1 Communications, Inc.(6) c/o Northeast Utilities Service Co. 107 Selden Street Berlin, CT 06037	2,723,674	5.62

Citadel Investment Group LLC(7) 131 Dearborn St., 36th Floor Chicago, IL 60604	2,549,600	5.26

Peter K. Stevenson(8)	565,667	1.17

Wayne Barr, Jr. (9)	341,657	*

José A. Cecin, Jr.(10)	3,068	*

Stephen E. Courter(11)	573,660	1.17

John Forsgren(12)	2,061	*

Peter L. Herzig	*	*

Steven Lampe(3) (4)	5,373,141	10.98

Steven G. Singer(13)	915,622	1.89

Raymond L. Steele	*	*

Philip J. Cheek(14)	20,000	*

Robert M. Dennerlein(15)	66,666	*

H. Jameson Holcombe(16)	71,054	*

John D. McCarthy(17)	97,546	*

All directors and officers of Globix as a group (13 persons)(18)	8,030,142	15.82%

(*)	Less than 1%

(1)
Except as noted below, the information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares as to which such person, directly or indirectly, has or shares voting power or investment power and also any shares of our common stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from Globix within 60 days. As used in this proxy statement, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as noted, each stockholder listed has sole voting and investment power with respect to the shares shown as being beneficially owned by such stockholder.

(2)
According to information provided to us by MacKay Shields LLC, the pecuniary interests in these shares are held by a number of clients for whom MacKay Shields LLC is the discretionary investment advisor or subadvisor. As of May 25, 2005, MacKay Shields LLC has voting and investment control over these shares and, accordingly, is deemed to beneficially own these shares. Included in these shares are 1,434,939 shares of common stock that may be acquired upon conversion of the preferred stock.

(3)
Mr. Lampe is affiliated with LC Capital Master Fund Ltd., which owns these shares. Mr. Lampe has voting and investment control over these shares and, consequently, is deemed to beneficially own these shares.

(4)
LC Capital Master Fund Ltd. directly beneficially owns 5,363,639 shares of Globix common stock (including 462,462 shares that may be acquired upon conversation of the preferred stock). LC Capital indirectly beneficially owns 9,502 shares of Globix common stock pursuant to currently exercisable stock options granted to Mr. Lampe, who is an affiliate of LC Capital.

(5)
Loeb Partners Corp. directly beneficially owns 3,843,470 shares of Globix common stock (including 117,317 shares that may be acquired upon conversion of the preferred stock). Loeb Partners indirectly beneficially owns 9,502 shares of Globix common stock pursuant to currently exercisable stock options granted to Mr. Grubin, a former director of NEON, who is an affiliate of Loeb Partners.

(6)
Mode 1 Communications, Inc. directly beneficially owns 2,723,674 shares of Globix common stock, including 9,502 shares of Globix common stock pursuant to currently exercisable stock options. These options were originally granted to Mr. Forsgren, who is an affiliate of Mode 1, and subsequently transferred to Northeast Utilities, the parent of Mode 1.

(7)
According to information provided to us, Citadel Limited Partnership is the portfolio manager for each of Citadel Equity Fund Ltd. and Citadel Credit Trading Ltd. Citadel Investment Group, L.L.C. acts as the general partner of Citadel Limited Partnership.

(8)
Pursuant to the terms of Mr. Stevenson’s employment agreement described in “Executive Compensation - Employment Agreements”, on March 14, 2003, Globix granted to Mr. Stevenson options to acquire 548,667 shares of Globix common stock pursuant to the Globix 2003 Stock Option Plan, all of which stock options are currently vested.

(9)
Mr. Barr directly beneficially owns 9,502 shares of Globix common stock pursuant to currently exercisable stock options and 125,000 shares of Globix common stock pursuant to a currently exercisable warrant. Additionally, Mr. Barr indirectly beneficially owns a warrant currently exercisable for 207,155 shares of Globix common stock which is directly beneficially owned by Rita Barr, Mr. Barr’s spouse.

(10)	Mr. Cecin beneficially owns these shares pursuant to currently exercisable stock options.

(11)	Mr. Courter beneficially owns these shares pursuant to stock options that are fully vested and exercisable as a result of the merger.

(12)
Mr. Forsgren served as vice chairman, executive vice president and chief financial officer of Northeast Utilities, the parent of Mode 1, and various subsidiaries from 1996 until his resignation, effective January 1, 2005. Mr. Forsgren directly owns 2,061 shares of Globix common stock.

(13)
Mr. Singer is co-trustee of two trusts for the benefit of his brother’s children and as trustee has voting and investment control over the 915,622 shares of common stock held in the trusts (including 118,197 shares that may be acquired on conversion of the preferred stock). Mr. Singer’s sister-in-law, Karen Singer, serves as sole trustee for another trust for the benefit of Mr. Singer’s brother’s children, which trust holds 4,092,594 shares of common stock (including 699,098 shares that may be acquired on conversion of the preferred stock). Mr. Singer and his sister-in-law disclaim membership in a group, as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, and disclaim any other interest in the Globix common stock held in the trusts.

(14)	Mr. Cheek beneficially owns these shares pursuant to currently exercisable stock options.

(15)	Mr. Dennerlein beneficially owns these shares pursuant to currently exercisable stock options.

(16)	Mr. Holcombe beneficially owns these shares pursuant to currently exercisable stock options.

(17)	Mr. McCarthy beneficially owns these shares pursuant to currently exercisable stock options.

(18)	Includes options and warrants to purchase an aggregate of 1,721,820 shares and also includes preferred shares exchangeable for 580,659 shares.

Unless otherwise indicated, the address for the individuals listed above is c/o Globix Corporation, 139 Centre St., New York, NY 10013.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require Globix directors and executive officers, and persons who own more than ten percent of the outstanding shares of common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any equity securities of Globix on Forms 3, 4, and 5. To our knowledge, based on review of copies of such reports furnished to Globix and representations by these individuals that no other reports were required, all required reports have been filed on a timely basis on behalf of all persons subject to these requirements during fiscal 2004.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In September 2002, Globix paid Peter L. Herzig a lump sum of $250,000 in connection with his resignation as Chief Executive Officer of Globix.

In January 2004, Globix paid Steven Singer, the Chairman of Globix’s Board of Directors and until March 14, 2005 a member of the compensation committee of the Board of Directors, a success fee in the amount of $169,000 in connection with sale by Globix of the property located at 415 Greenwich Street, New York, New York. Mr. Stevenson, Globix’s president and chief executive officer, was also paid a success fee in the amount of $169,000 by Globix in connection with the sale of the property. Globix paid similar success fees in lesser amounts to certain other executive officers in connection with the sale of the property.

CTA provided consulting and business development services to Globix and NEON prior to the merger and had done so since Globix and NEON each emerged from bankruptcy in 2002. The fee paid by Globix was $65,000 per month, while the fee paid by NEON was $35,000 per month. CTA agreed to present merger and acquisition advice and opportunities to NEON for a success fee which CTA agreed to waive in relation to the merger with Globix. Additionally, under a letter agreement between Globix and CTA, CTA is entitled to a success fee if Globix consummates a sale, merger or a similar transaction with CTA’s assistance. CTA also agreed to waive this fee in relation to the merger with NEON. NEON issued to certain current and former affiliates of CTA and certain of such affiliates’ designees warrants exercisable for 300,000 shares of NEON common stock at $6.06 per share through October 23, 2008 and warrants exercisable for 350,000 shares of NEON common stock at $5.30 per share through December 3, 2007, as payment for its consulting and business development services. CTA purchased these warrants for $25,000. The warrants were converted into warrants exercisable for Globix common stock upon consummation of the merger. One of CTA’s employees is Wayne Barr, Jr. who serves on Globix’s Board of Directors. He, along with certain affiliates of CTA, hold warrants exercisable for 500,000 shares of Globix common stock at $3.00 per share through March 13, 2013, which were purchased for $25,000. On May 15, 2005, CTA and Globix entered into a new consulting agreement under which CTA will receive a fee of $120,000 per month. This agreement replaces the prior agreements with Globix and NEON.

For the years ended December 31, 2003 and 2004, CTA received $780,000 in fees from Globix. For the years ended December 31, 2003 and 2004, CTA received $925,000 and $435,000, respectively in fees from NEON.

Effective February 13, 2003, NEON entered into an employment agreement with Stephen E. Courter for his services as NEON’s President, Chief Executive Officer and Chairman of the board of directors. The original term of the employment agreement was extended until December 31, 2003 and provided for the agreement to be automatically extended for successive twelve-month periods, subject to early termination. Under the agreement, Mr. Courter’s base salary was $275,000 per year and he was eligible for an annual bonus at 50 percent of his base salary, payable in accordance with NEON’s compensation program established and administered by NEON’s board of directors. In addition, under the terms of Mr. Courter’s employment agreement, NEON granted to Mr. Courter options to acquire 450,000 shares of NEON common stock, which were converted into options to purchase 573,660 shares of Globix common stock in the merger. These options became fully vested and immediately exercisable in the merger.

In addition, Mr. Courter’s employment agreement provided that in the event that NEON terminated his employment with NEON for any reason (other than for cause, as defined in the employment agreement), then Mr. Courter is entitled to twelve months’ salary and incentive compensation at the then current compensation rate and twelve months’ benefit continuation at the then current level. Pursuant to this agreement, Mr. Courter will receive salary and bonus compensation through May, 2006. Mr. Courter has also agreed to serve as a consultant to NEON for a period of six months in exchange for $50,000.

PROPOSAL TWO – RATIFICATION OF THE APPOINTMENT OF
AMPER, POLITZINER & MATTIA PC

The Audit Committee has appointed Amper, Politziner & Mattia, P.C. as our independent auditors for the year ended September 30, 2004. In the event that ratification of this appointment of Amper, Politziner & Mattia, P.C. is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of Amper, Politziner & Mattia, P.C. will be reconsidered by the Audit Committee. Representatives of Amper, Politziner & Mattia, P.C. are expected to attend the 2005 Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Your ratification of the appointment of Amper, Politziner & Mattia, P.C. for the fiscal year ending September 30, 2005 does not preclude the Audit Committee from terminating its engagement of Amper, Politziner & Mattia, P.C. and retaining new independent registered public accountants, if it determines that such an action would be in the best interest of Globix.

Information about Amper, Politziner & Mattia, P.C. is set forth in the Report of the Audit Committee beginning on page 14.

PROPOSAL THREE – AUTHORIZATION OF THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK

We seek your approval for the issuance of additional shares of common stock as described below in an amount not to exceed, in the aggregate, 50% of the issued and outstanding shares of common stock at the time of the transactions described below.

As our common stock is listed on the American Stock Exchange, we are required to obtain stockholder approval for the issuance of common stock except for issuances that are:

•	in an amount less than 20% of the issued and outstanding shares of our common stock; or

•	at the prevailing market price or greater than the prevailing market price at the time of sale.

Shares issued in a public offering are generally exempt from these restrictions. If we issue shares of common stock in connection with an acquisition, however, we must get stockholder approval if:

•
any individual director, officer or substantial stockholder of our company has a 5% or more direct or indirect interest in the company being acquired (or if, in the aggregate, all such interests exceed 10% of the company being acquired) and the number of shares being issued in the transaction exceeds 5% of our issued and outstanding shares; or

•	such transaction would result in the issuance of shares equal to 20% or more of the issued and outstanding shares of our common stock.

Under the American Stock Exchange rules, a series of similar or related transactions may be viewed together for purposes of determining the 20% tests described above.

We believe that, in order to pursue our current business strategy, we may need to issue shares of common stock in amounts or in transactions that would require approval of stockholders under the American Stock Exchange rules. Specifically, we seek your approval for issuances of shares of our common stock:

•	in one or more transactions in which we would issue shares of our common stock, or a combination of cash and shares of our common stock, in cancellation of our 11% senior notes due 2008;

•
in a private offering in which investors received shares of our common stock in exchange for cash which we used to reduce the indebtedness represented by our 11% senior notes, for working capital purposes, for acquisitions or for a combination of the foregoing purposes, and investors possibly received rights to require us to register the shares of common stock that they received for sale to the public after the closing of the private offering; and

•	in a public or private acquisition of a company engaged in a business that is the same or similar to our business.

Each of the above transactions might be accomplished in a manner that did not require prior approval under the American Stock Exchange, but we believe that we would have greater flexibility to negotiate a transaction in the best interests of our company if we already had approval of our stockholders. It is not currently possible to determine what percentage of the shares would be used for each of the transactions described above.

A critical component our business strategy is to seek ways to reduce our leverage and in particular to acquire or repay all or a portion of our 11% senior notes prior to their May 1, 2008 maturity date. At present we have approximately $68 million in principal amount of our 11% senior notes outstanding. If we pay interest for the next year in additional 11% senior notes, as we are permitted to do under the indenture relating to the notes, we would have approximately $75.5 million in senior notes outstanding as of May 1, 2006. In order to exchange a substantial amount of the notes for shares of common stock, we believe it might well be necessary to issue shares of our common stock in amounts that exceeded 20% of our issued and outstanding shares. Moreover, given the difficulty of valuing the market price of the 11% senior notes, and the likelihood that we would need to offer a combination of cash and stock in order for an exchange offer to be successful, it could be difficult to determine whether shares issued in an exchange offer were being issued at their market value.

In order to raise cash for the reduction of indebtedness, for working capital or for acquisitions, we may offer shares of common stock privately to one or more institutional investors and possibly grant those investors registration rights for the subsequent resale of their shares. Such offerings generally can be accomplished more quickly and with greater certainty than a public offering, particularly for a company such as Globix that is not well known in public markets. While we would expect that the offering price for such shares would be at the then prevailing market price of our common stock, we cannot assure you that this will be the case or that we would be deemed to have issued shares at the market price, as, for example, we might also need to issue warrants or similar rights in connection with such an offering. Moreover, in order to raise sufficient funds to reduce our leverage and provide for working capital or for an acquisition, we might exceed the 20% limitation imposed by the American Stock Exchange.

Finally, in order to increase our asset base and strengthen our business, we may acquire companies or divisions of companies that are engaged in the same business as we are, or in similar or related businesses that we believe will be complementary to our business. Such acquisitions could be accomplished through the purchase of 100% of the stock of the acquired company, through the purchase of assets or the merger of a target company with a subsidiary of our company. The principal consideration for such acquisitions could be cash or stock or a combination of cash and stock. It is conceivable that one or more of our directors or principal stockholders could have a debt or equity interest in the company to be acquired or another interest in the transaction and that any such interests, alone or in the aggregate, would exceed the threshholds established by the American Stock Exchange rule. It is also conceivable that such an acquisition, alone or together with similar acquisitions or related transactions, would require shares of our common stock exceeding the 20% limitation imposed by the American Stock Exchange.

For these reasons, we seek your approval of a proposal to permit the issuance of shares of our common stock in one or more transactions as described above in an amount not to exceed, in the aggregate, 50% of the issued and outstanding shares of common stock at the time of such transactions. Such transactions would remain subject to the approval of our board of directors.

We are not currently contemplating any specific transaction of the types described above, but we have in the past explored transactions along the lines described above, and we expect to continue to do so. There can be no assurance that we will be able to consummate any such transaction or achieve terms that we believe to be desirable or that any such transaction will ultimately prove to be favorable to us.

The Board of Directors unanimously recommends
that you vote FOR the proposal to authorize the issuance of additional shares.

Description of Common Stock

The following summary is a description of the material terms of our common stock, does not purport to be complete and is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries.

General

Our company is authorized to issue 500,000,000 shares of common stock with a par value of $0.01 per share. We are also authorized to issue 5,000,000 shares of preferred stock with a par value of $0.01 per share. As of [_________], 2005, 48,449,009 shares of common stock were issued and outstanding (including 229,452 shares held in reserve following the resolution of a class action lawsuit and 164,600 shares held in reserve pending resolution of a shareholder derivative suit, as described in detail in the section entitled “Item 3 - Legal Proceedings” in our Annual Report on Form 10-K, and in Part II Item 1 in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005). In addition, 2,971,753 shares of our preferred stock were issued and outstanding as of [__________], 2005. Our board of directors is authorized, subject to any limitations prescribed by law and limitations set forth in the indenture, dated as of April 23, 2002, among Globix, the subsidiary guarantors listed therein and HSBC Bank USA, as trustee, to provide for the issuance of preferred stock in one or more series and to fix or alter the dividend rate, voting rights, redemption price, liquidation preference and any other rights, powers and preferences as our board of directors may determine from time to time. The indenture limits, among other things, our ability to pay dividends and to issue stock with a mandatory redemption date prior to the May 1, 2008 maturity date of the notes.

All shares of our common stock are identical and entitle the holders thereof to the same rights and privileges. The issued and outstanding shares of our common stock are validly issued, fully paid and non-assessable. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine in its discretion. The holders of our common stock have no preemptive rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of voting stock which are not owned by the interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Description of Preferred Stock

In connection with the merger with NEON, we designated 4,500,000 of the 5,000,000 shares of our authorized but undesignated preferred stock with a par value of $0.01 per share as a new series of 6% Series A Cumulative Convertible Preferred Stock. Shares of NEON convertible preferred stock were converted into cash and shares of our convertible preferred stock in the merger. The designation and issuance of this new series of convertible preferred stock is permitted under the terms of our indenture, dated April 23, 2002, among Globix, the subsidiary guarantors listed therein and HSBC Bank USA, as trustee.

All shares of our convertible preferred stock are identical and entitle the holders thereof to the same rights and privileges.

Shares of our convertible preferred stock rank senior to shares of our common stock with respect to dividend rights and upon our liquidation, dissolution or winding-up. So long as there are 200,000 shares of our convertible preferred stock outstanding, we will not be permitted to authorize or issue shares of capital stock, or securities convertible into shares of capital stock, that rank senior to or equal to our convertible preferred stock without first obtaining the affirmative vote or consent of the holders of 66 2/3% of our outstanding convertible preferred stock.

The holders of our convertible preferred stock will be entitled to cumulative preferential dividends when declared accruing at the rate of $0.216 per share per year or $0.108 per share semi-annually, payable semi-annually in arrears on June 15 or December 15 of each year, commencing on December 15, 2004. Dividends may be paid in cash or in additional shares of our convertible preferred stock at Globix’s option. Accumulated unpaid dividends will accrue and cumulate dividends at a rate of 6% per annum.

The liquidation preference of our convertible preferred stock will be $3.60 per share, plus an amount equal to all accrued and unpaid dividends. Our convertible preferred stock liquidation preference will be payable upon any voluntary or involuntary liquidation, dissolution or winding-up, but only after payment in full of our outstanding debt obligations and any of our securities that rank senior to our convertible preferred stock. Generally, a voluntary sale, conveyance, exchange or transfer of all or substantially all of our assets, or our merger or consolidation, will not be deemed a voluntary or involuntary liquidation, dissolution or winding-up.

The convertible preferred stock will be convertible into shares of our common stock at the option of a holder at any time with an initial conversion rate of one share of our common stock issued for each share of our convertible preferred stock converted. The conversion rate will be subject to adjustment for certain dilutive events, including, but not limited to, stock splits, our issuance of convertible securities at a price per share less than the current market price for shares of our common stock, and certain distributions of cash, securities, indebtedness or other non-cash assets to the holders of its common stock. No adjustments to the conversion rate will be required unless and until an adjustment would effect at least a 1% increase or decrease in such rate. Any adjustments below the 1% threshold will be aggregated until together they would effect an increase or decrease in the conversion rate of at least a 1%.

 The convertible preferred stock is subject to automatic conversion upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our convertible preferred stock or the day immediately following the date on which the closing price of our common stock has equaled or exceeded $10.80 for a period of 45 consecutive trading days.

The convertible preferred stock will be entitled to one vote for each share of common stock into which such share of our convertible preferred stock is convertible and will vote with the holders of our common stock as a single class with respect to any question or matter on which holders of our common stock have a right to vote.

We may elect to redeem the convertible preferred stock, in whole or in part, for $3.816 per share in 2005 and 2006, $3.708 per share in 2007 and $3.60 per share in 2008, plus, in each case, all accrued and unpaid dividends. In the event of a partial redemption, we must effect the redemption with respect to holders of our convertible preferred stock on a pro rata basis, except that we may elect to redeem all of the shares of holders with fewer than 100 shares.

In the event of a change in control, each holder of our convertible preferred stock will have the option to require us to redeem its shares at a price equal to $3.636 per share plus all accrued and unpaid dividends up to the date that such shares are redeemed. We will not be required to redeem any shares upon a change in control prior to repurchasing any securities ranking senior to the convertible preferred stock, including the 11% senior notes pursuant to the terms of the indenture.

A “change in control” for purposes of our convertible preferred stock generally means:

•	a person or group, other than certain permitted holders, becomes the direct or indirect beneficial owner of more than 50% of the outstanding voting securities;

•
during any consecutive two-year period, individuals who at the beginning of the period constituted the board of directors to cease for any reason to constitute a majority of the directors then in office;

•
a merger or consolidation, or we convey, transfer or lease all or substantially all of our assets (other than a transaction in which no person or group, other than certain permitted holders, owns 50% of the surviving corporation); and

•	we are liquidated or dissolved, or adopt a plan of liquidation or dissolution.

The “permitted holders” for purposes of the convertible preferred stock include certain major stockholders of both us and NEON prior to the merger with NEON.

Shares of our convertible preferred stock that are redeemed for, or converted into, shares of common stock, or that are otherwise reacquired by us may not be reissued as shares of our convertible preferred stock, and will instead be returned to the status of authorized, unissued shares of undesignated preferred stock.

OTHER MATTERS

The following documents are being furnished to stockholders with this proxy statement and are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended September 30, 2004, as amended;

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004 and May 13, 2005; and

•	Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on Form 8-K filed with the SEC on March 11, 2005 as amended on Form 8-K/A filed on May 20, 2005.

       Any of the documents incorporated by reference in this proxy statement are also available without charge to you if you contact James Schroeder, our Vice President and General Counsel at Globix Corporation, 139 Centre Street, New York, NY 10013 (212) 334-8500. You can also find additional information at our website, www.globix.com.

BY ORDER OF THE BOARD OF DIRECTORS

James C. Schroeder
Corporate Secretary
Dated: July ___, 2005

APPENDIX A

Globix Corporation

Audit Committee Charter

I.	Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Globix Corporation (the “Company”) to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, (4) the effectiveness of the Company’s internal control structure, and (5) the compliance by the Company with legal and regulatory requirements.

The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

II.	Guiding Principles

The guiding principles to be considered by the Committee in carrying out its responsibilities in reviewing a particular matter shall include consideration of (1) whether the financial statements fairly present the results of operations of the Company in accordance with generally accepted accounting principles; (2) whether the treatment of the matter is consistent with the Company's practices in prior accounting periods; (3) whether the presentation of the matter is reasonably comprehensive under the circumstances; (4) whether the disclosure regarding the matter contains any material misstatement or fails to disclose a matter which reasonably would be considered material to the Company's security holders; and (5) whether the presentation varies in a material way from principles of convention or conservatism.

III.	Limitation of Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

IV.	Committee Membership

The Committee shall consist of no fewer than three members, each of whom has been determined by the Board to be independent, as defined by Section 121A of The American Stock Exchange Company Guide and Section 301 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each Committee member must also satisfy the independence, experience and other requirements applicable to Committee members set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing standards of The American Stock Exchange (“AMEX”) and the rules and regulations of the Commission. Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must be an “audit committee financial expert” under Item 401(h) of Regulation S-K and “financially sophisticated” as defined in Section 121B(2) of the AMEX Company Guide. A member of the Committee is “financially sophisticated” if he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, including, but not limited to being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, or an active participant in one or more public company audit committees. A director who qualifies as an “audit committee financial expert” under Item 401(h) of the Regulation S-K is presumed to qualify as “financially sophisticated.” Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside provider.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Committee members may be replaced by the Board.

V.	Meetings

The Committee shall meet as often as it determines necessary, but not less frequently than quarterly. The Committee shall meet at least annually with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

VI.	Committee Authority and Responsibilities

The Committee shall have the sole authority to appoint, determine funding for, oversee and replace the outside auditors as set forth in Section 10A(m)(2) of the Exchange Act. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

In discharging its duties, the Committee is empowered to investigate any matter within the scope of its responsibilities.

The Committee shall have the authority, without seeking Board approval, to obtain such data, engage such professionals and advisors, and use such other internal and external resources as it determines necessary to fulfill its responsibilities and duties. This shall include, without limitation, the authority to consult with the Company’s management and corporate staff, incur administrative expenses, obtain external reports and other materials and to engage outside advisors, including independent counsel, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve fees and other terms of engagement for any professional advisors retained by the Committee. The Company must provide for appropriate funding, as determined by the Committee, for the payment of compensation to any independent auditor, compensation to any advisors employed by the Committee pursuant to this paragraph, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall make regular reports to the Board.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.
Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of the Form 10-K, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.
Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of the Form 10-Q and the results of the independent auditor’s review of the quarterly financial statements.

3.
Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)
All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.
Discuss with management the Company’s earnings press releases, including the use of “pro forma,”“adjusted” or other non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.
Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.
Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Ensure that a public announcement of the Company’s receipt of an audit opinion that contains a going concern qualification is made promptly.

Oversight of the Company’s Relationship with the Independent Auditor

10.	Review and evaluate the lead partner of the independent auditor team.

11.
Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, peer or Public Company Accounting Oversight Board review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors.

12.
Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, and consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

15.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

Oversight of the Company’s Internal Audit Function

16.	Review the appointment and replacement of the senior internal auditing executive.

17.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

18.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Effectiveness of Internal Controls

19.
Review management’s plan for establishing and maintaining internal controls, the framework used to evaluate its control structure and management’s subsequent assessment of the effectiveness of the internal controls.

20.
Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Compliance Oversight Responsibilities

21.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

22.
Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

23.	Review reports and disclosures of insider and affiliated party transactions and approve all related party transactions.

24.
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

25.
Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

26.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

VII.	Annual Performance Evaluation

The Committee shall perform an evaluation, at least annually, of the performance of the Committee, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and assess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and review in such manner as it deems appropriate.

Amended and Restated as of: December 16, 2004

APPENDIX B

Globix Corporation

Compensation Committee Charter

I.	Purpose

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Globix Corporation (the “Company”) to assist the Board of Directors in fulfilling its oversight responsibilities relating to senior executive and director compensation. The Committee shall provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for the Company’s key employees and outside directors and disclosure relating to those matters; review and approve the compensation of the executive officers of the Company and its subsidiaries; and provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters. In performing this function, the Committee’s goal is for the Company’s compensation programs to be consistent with the Company’s strategic business objectives and shareholder interests. The Committee shall have the duties and responsibilities as described in Section IV of this Charter.

II.	Composition

The Committee will consist of not less than two directors as determined by the Board, each of whom the Board has determined to be independent, as defined by Section 121A of the American Stock Exchange Company Guide. Each Committee member will also qualify as both a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) or, in each case, any successor provision. Each Committee member must also satisfy any other the requirements applicable to compensation committee members set forth in the listing standards of any stock exchange upon which the Company’s securities are then traded.

The members of the Committee shall be appointed by the Board annually, and shall serve until their successors shall be duly appointed and qualified. Unless the Board appoints a Chair, the members of the Committee may designate a Chair by a majority vote of the full Committee membership. In fulfilling its responsibilities, the Committee shall be entitled to delegate its responsibilities to a subcommittee of the Committee.

III.	Meetings

The Committee shall meet at least annually or as often as necessary to carry out its responsibilities and to act upon any other matters within its jurisdiction. The Committee may request any officer or employee of the Company to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee. At its sole discretion the Committee may meet separately with members of management or with outside advisors to discuss any matters that the Committee believes is appropriate. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.	Responsibilities and Duties

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of the Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

To fulfill its responsibilities and duties the Committee shall, to the extent it deems necessary or appropriate:

Setting Compensation for Executive Officers and Directors

1.
Review at least annually and approve the Company’s compensation strategy, corporate goals and objectives relevant to management compensation and total compensation policy with a goal of establishing and maintaining compensation programs that support business objectives, create shareholder value in both the long and short term, retain key executive talent, link compensation with business performance and comply with applicable regulatory requirements. The Committee may also consider such other factors as it deems appropriate, including, without limitation, competitive practices.

2.
Provide oversight and guidance on the development and implementation of compensation and benefit plans for the Company, including, without limitation, adopting and amending such equity and other compensation plans as the Committee may deem necessary or appropriate and taking such steps as the Committee deems necessary or appropriate in order to qualify compensation payable under such plans as “performance-based compensation” under Section 162(m) or any successor provision.

3.
Review at least annually and approve the measures of performance, both qualitative and quantitative, with respect to the Company’s Chief Executive Officer. The Committee shall evaluate at least annually the Chief Executive Officer’s performance in light of these measures and, based upon these evaluations, shall approve the Chief Executive Officer’s compensation package. The meeting at which this evaluation and approval occurs shall be held in executive session.

4.
Review at least annually and approve the measures of performance, both qualitative and quantitative, with respect to the Company’s other executive officers. The Committee shall evaluate at least annually each such officer’s performance in light of these measures and, based upon these evaluations, shall approve the compensation package for such executive officers. The Committee shall also provide oversight of management’s decisions concerning the performance and compensation of other Company officers and key employees.

5.	Review and approve compensation for non-employee members of the Board.

6.	Consider policies and procedures pertaining to expense accounts of senior executives.

7.	Review and recommend to the full Board director’s and officer’s indemnification and insurance matters.

8.	Approve separation packages and severance benefits for executive officers to the extent these packages are outside the ordinary plan limits.

9.	Perform any other activities consistent with this Charter, Company Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

Monitoring Stock Option and Other Incentive Compensation Plans

10.	Review and make recommendations to the Board with respect to the Company’s stock option plans and any other incentive-compensation plans.

11.
Make and approve stock option grants, incentive stock grants and other discretionary awards under the Company’s stock option and other incentive plans to directors and “officers” of the Company, as that term is used in Rule 16b-3 promulgated under the Exchange Act, or any successor provision.

12.	Make recommendations to the Board regarding reservation of shares for issuance under Company employee or director benefit plans.

13.	Review and monitor employee pension, profit sharing and benefit plans.

Reports

14.
Prepare for inclusion in the Company’s proxy statement a Compensation Committee Report on Executive Compensation complying with the requirements of Section 402(k) of Regulation S-K promulgated under the Exchange Act, or any successor provision.

15.	Report regularly to the Board.

V.	Annual Performance Evaluation

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

* * *

In discharging its duties, the Committee is empowered to investigate any matter within the scope of its responsibilities.

The Committee shall have the authority to obtain such data, engage such professionals and advisors and use such other internal and external resources as it deems necessary to fulfill its responsibilities and duties. This shall include, without limitation, the authority to consult with the Company’s management and corporate staff, obtain external consultant reports, published salary surveys, and other materials and to engage independent compensation consultants, accountants, attorneys and other professionals. The Committee shall have sole authority to approve fees and other terms of engagement for any professional advisors retained by the Committee. The Company must provide for appropriate funding, as determined by the Committee, for the payment of compensation to any advisors employed by the Committee pursuant to this paragraph, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Adopted as of: December 16, 2004

APPENDIX C
Globix Corporation

Nominating and Corporate Governance Committee Charter

I.	Purpose

The Nominating and Corporate Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Globix Corporation (the “Company”) to assist the Board in fulfilling its responsibilities with respect to Board and committee membership, shareholder proposals and corporate governance matters and practices.

The Committee’s primary duties and responsibilities are to:

•	Establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

•	Make recommendations regarding proposals and nominees for director submitted by shareholders of the Company; and

•	Make recommendations to the Board regarding corporate governance matters and practices.

The Committee shall fulfill these responsibilities by carrying out the activities set forth in Section IV of this Charter.

II.	Composition

The Committee shall be comprised of three or more directors as determined by the Board, each of whom the Board has determined to be independent, as defined by Section 121A of the American Stock Exchange Company Guide. Each Committee member must also satisfy any independence, experience and other requirements applicable to corporate governance committee members set forth in the listing standards of any stock exchange upon which the Company’s securities are then traded and the rules and regulations of the Securities and Exchange Commission.

The members of the Committee shall be appointed by the Board annually and shall serve until their successors shall be duly appointed and qualified. Unless the Board appoints a Chair, the members of the Committee may designate a Chair by a majority vote of the full Committee membership. In fulfilling its responsibilities, the Committee shall be entitled to delegate its responsibilities to a subcommittee of the Committee.

III.	Meetings

The Committee shall meet at least once a year or more frequently as circumstances dictate. The Committee may request any officer or employee of the Company to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee. At its sole discretion the Committee may meet separately with members of management or with outside advisors to discuss any matters that the Committee believes is appropriate. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.	Responsibilities and Duties

The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of the Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

To fulfill its responsibilities and duties the Committee shall, to the extent it deems necessary or appropriate:

Board Selection, Composition and Evaluation

1.
Establish criteria for Board membership, including, without limitation, career specialization, relevant technical skills, strength of character, diversity and the extent to which the candidate would fill a present need on the Board. The Committee may review and revise such criteria from time to time as necessary to reflect the needs of the Board.

2.
Oversee the search process for candidates for Board membership, review and approve recommendations for proposed nominees for election to the Board. In that connection, the Committee shall have sole authority to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the corporation, including sole authority to approve the fees payable to such search firm and any other terms of retention.

3.
Consider questions of independence and possible conflicts of interest of candidates and members of the Board and executive officers pursuant to the listing standards of any stock exchange upon which the Company’s securities are then traded.

4.	Review and approve recommendations to the Board regarding proposals and nominees for director submitted by shareholders of the Company.

5.	Consider whether an orientation program for new directors should be implemented and, if it is determined there is a need for such program, the Committee shall develop and oversee such program.

6.	Determine whether and what form of continuing education is appropriate for incumbent directors.

7.	Consider and recommend changes in the size and composition of the Board.

8.	Review and evaluate, at least annually, the performance of the Board of the whole and oversee the evaluation of management.

Committee Selection and Composition

9.	Review and assess the committee structure of the Board and make recommendations to the Board regarding committee structure, functions and purpose.

10.
Recommend members of the Board to serve on the committees of the Board, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, as well as to any other factors the Committee deems relevant, and where appropriate, make recommendations regarding the removal of any member of any committee.

Corporate Governance

11.	Develop and recommend to the Board for its approval an annual self-evaluation process for the Board and its committees. The Committee shall oversee the annual self-evaluations.

12.	Make recommendations to the Board regarding appropriate policies and procedures to promote the effective functioning of the Board and corporate governance matters and practices.

13.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deems necessary or appropriate.

14.	Report regularly to the Board.

V.	Annual Performance Evaluation

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

* * *

In discharging its duties the Committee is empowered to investigate any matter within the scope of its responsibilities.

The Committee shall have the authority, without seeking Board approval, to obtain such data, engage such professionals and advisors and use such other internal and external resources as it reasonably determines necessary to fulfill its responsibilities and duties. This shall include, without limitation, the authority to consult with the Company’s management and corporate staff, incur administrative expenses, obtain external reports and other materials and to engage outside advisors, including search firms and outside counsel, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve fees and other terms of engagement for any professional advisors retained by the Committee. The Company must provide for appropriate funding, as determined by the Committee, for the payment of compensation to any advisors employed by the Committee pursuant to this paragraph, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Adopted as of: December 16, 2004

APPENDIX D

Globix Corporation
139 Centre Street
New York, New York 10013-4408
Phone: 212 334-8500
www.Globix.com

GLOBIX CORPORATION
PROXY
Annual Meeting of Stockholders - [______, _____________, 2005]

The undersigned stockholders of Globix Corporation (the "Company") hereby appoints Peter K. Stevenson and Steven G. Singer, or either of them, the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated herein, all the common and preferred shares of the Company standing in the name of the undersigned at the close of business on [_____________], 2005 at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 139 Centre Street, New York, New York 10013 at 1:00 p.m., local time, on [______, _____________, 2005], and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present and especially (but without limiting the general authorization and power hereby given) to vote in respect to all matters which may properly come before the meeting in accordance with and as more fully described in the Notice of Meeting and Proxy Statement for the meeting, receipt of which is acknowledged.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED FOR THE ELECTION OF THE PROPOSED DIRECTORS AND FOR THE ABOVE PROPOSAL UNLESS OTHERWISE INDICATED.

If the undersigned hold(s) any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

(Please fill in the reverse side and return promptly in the enclosed envelope.)

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PLEASE MARK BOXES |_| OR |X| IN BLUE OR BLACK INK.

1.Election of Directors.

FOR all nominees |_|
WITHHOLD authority only for those nominees whose name(s) I have written below |_| WITHHOLD authority for ALL nominees |_|
Nominees for Director are: Peter K. Stevenson, Wayne Barr, Jr., José A. Cecin, Jr., Stephen E. Courter, John Forsgren, Peter L. Herzig, Steven Lampe, Steven G. Singer and Raymond Steele.

2.  Proposal to approve the appointment of Amper, Politziner & Mattia PC as Globix’s independent accountants for the fiscal year ending September 30, 2005.
For |_|     Against |_|     Abstain |_|

3.  Proposal to approve the issuance of additional shares of common stock of Globix.
For |_|     Against |_|     Abstain |_|

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

SIGNATURE(S) should be exactly as name or names appear on this Proxy Card. Joint owners should each sign. If acting as attorney, executor, trustee or other representative capacity, sign name and title. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature__________________      Date ____________       Signature _____________________      Date ______________

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